Exhibit 99.1

Avinger Reports First Quarter 2020 Financial Results

23% Year-Over-Year Revenue Growth

Total Pantheris Revenue Increases 75%

Redwood City, Calif., May 13, 2020 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of patients with Peripheral Artery Disease (PAD), today reported results for the first quarter ended March 31, 2020.

First Quarter and Recent Highlights

●	Increased total revenue 23% year-over-year, to $2.3 million, driven by a 39% increase in catheter sales
●	Grew total Pantheris revenue by 75% year-over-year, to $1.6 million
●	Launched 11 new Lumivascular sites in the first quarter, after adding 14 new accounts in the second half of 2019
●	Expanded Pantheris SV penetration with shipments to more than 70 accounts since commercial launch
●	Received $4.5 million and $3.6 million of gross proceeds from equity financing rounds in January 2020 and during the second quarter of 2020, respectively
●	In April 2020, received $2.3 million in loan proceeds pursuant to the “Paycheck Protection Program” created under Section 1102 of the Coronavirus Aid, Relief and Economic Security Act

COVID-19 Updates and Response

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Case activity has been reduced since March as hospitals in the US defer elective and non-critical patient procedures; however, Avinger’s Lumivascular products continue to be used on a daily basis in more urgent cases.

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Avinger initiated a series of cost reductions, including a temporary company-wide salary reduction program and discretionary spending cuts, expected to reduce costs by almost $1 million in the second quarter on a quarterly run-rate.

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Avinger continues to prioritize the development and completion of projects key to future growth, including the expected filing of 510(k) submissions for Ocelaris, Avinger’s next generation CTO device, in the second quarter and the L300 imaging console anticipated in the second half of this year.

Jeff Soinski, Avinger’s President and CEO, commented, “The first quarter was off to a strong start in January and February, prior to the onset of the COVID-19 pandemic in the U.S. Beginning in March, hospitals prioritized resources for potential COVID-19 cases and began to defer elective and non-critical procedures. Similar to many medical device companies serving markets with elective procedures, these restrictions had a significant impact on our case activity in March and has continued into the second quarter.

“In response to this unprecedented shift in healthcare resources, we have taken steps to reduce our operating costs. This includes a temporary 20% salary reduction company-wide and a cut in discretionary spending where available.

“Importantly, we continue to invest in key programs that we expect will drive future revenue growth at Avinger, including our Ocelaris image-guided CTO crossing catheter, which we plan to submit for 510(k) pre-marketing clearance in the U.S. this quarter, and the development of our L300 imaging console, which will provide our proprietary imaging capabilities in a much smaller form factor and at a lower cost. We anticipate submitting a 510(k) application for the L300 in the second half of this year. We are also moving ahead on completing our INSIGHT IDE clinical study to evaluate the safety and effectiveness of Pantheris for treating in-stent restenosis (ISR) to support a future 510(k) submission for an expanded label for Pantheris.”

First Quarter 2020 Financial Results

Total revenue was $2.3 million for the first quarter of 2020, an increase of 23% from the first quarter of 2019, driven by a 39% year-over-year increase in catheter sales. Revenue growth was offset by a decline in console sales and legacy catheter products.

Gross margin for the first quarter of 2020 was 22%, compared to 20% in the first quarter of 2019. Operating expenses for the first quarter of 2020 were $6.0 million, compared with $5.4 million in the first quarter of 2019 due to continued investment in our commercial activities and increased research and development activity in support of advancing the completion of the company’s Ocelaris and L300 products.

Net loss and comprehensive loss for the first quarter of 2020 was $5.9 million, compared with $5.1 million in the first quarter of 2019.

Adjusted EBITDA, as defined under non-GAAP measures in this press release, was a loss of $4.8 million, compared with a loss of $4.1 million in the first quarter of 2019.

For more information regarding non-GAAP financial measures discussed in this press release, please see “Non-GAAP Financial Measures” below, as well as the reconciliation of GAAP to non-GAAP measures provided in the tables below.

Balance Sheet

Cash and cash equivalents totaled $9.9 million as of March 31, 2020, compared with $10.9 million as of December 31, 2019. In the second quarter of 2020, Avinger announced $3.6 million in gross proceeds from an underwritten public offering and the receipt of $2.3 million pursuant to the Paycheck Protection Program.

Conference Call

Avinger will hold a conference call today, May 13, 2020 at 4:30pm ET to discuss its first quarter 2020 financial results.

Individuals interested in listening to the conference call may do so by dialing 844-369-8774 for domestic callers or +1-862-298-0844 for international callers. To listen to a live webcast, please visit http://www.avinger.com and select Investor Relations.

A replay of the call will be available beginning May 13, 2020 at approximately 7:30pm PT/ 10:30pm ET through May 20, 2020. To access the replay, dial +1-919-882-2331 and reference Conference ID: 34556. The webcast will also be available on Avinger's website following completion of the call at www.avinger.com.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our future performance, our anticipated 510(k) submissions timing, expected revenue growth, and benefits relating to our Ocelaris image-guided CTO crossing catheter and our L300 imaging console. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; our ability to demonstrate the benefits of our Lumivascular platform; the resource requirements related to Pantheris, Ocelaris and our Lightbox imaging console; the outcome of clinical trial results; potential exposure to third-party product liability, intellectual property and other litigation; lack of long-term data demonstrating the safety and efficacy of our Lumivascular platform products; experiences of high-volume users of our products may lead to better patient outcomes than those of physicians that are less proficient; reliance on third-party vendors; dependency on physician adoption; reliance on key personnel; and requirements to obtain regulatory approval to commercialize our products; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Non-GAAP Financial Measures

Avinger has provided in this press release financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company uses these non-GAAP financial measures internally in analyzing its financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures.

The presentation of these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s financial statements prepared in accordance with GAAP. A reconciliation of the Company’s non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

Adjusted EBITDA. Avinger defines Adjusted EBITDA as net loss and comprehensive loss plus interest expense, net, plus other income, net, plus stock-based compensation expense plus certain inventory charges plus certain depreciation and amortization expense. Investors are cautioned that there are a number of limitations associated with the use of non-GAAP financial measures as analytical tools. Furthermore, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP, and the components that Avinger excludes in its calculation of non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP results of operations. Avinger compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures. In the future, the Company may also exclude other non-recurring expenses and other expenses that do not reflect the Company’s core business operating results.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com

Condensed Statements of Operations and Comprehensive Loss

(in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Revenue	$2,261	$2,562	$1,840
Cost of revenue	1,760	1,635	1,467
Gross profit	501	927	373

Operating expense
Research and development	1,594	1,572	1,414
Selling, general, and administrative	4,386	4,366	3,986
Total operating expense	5,980	5,938	5,400

Operating loss	(5,479)	(5,011)	(5,027)

Other income (expense), net:
Interest expense, net	(368)	(343)	(268)
Other (expense) income, net	(4)	233	240
Net loss and comprehensive loss	(5,851)	(5,121)	(5,055)
Accretion of preferred stock dividends	(967)	(895)	(895)
Net loss attributable to common stockholders	$(6,818)	$(6,016)	$(5,950)

Net loss per share attributable to common stockholders basic and diluted	$(0.47)	$(0.58)	$(1.40)

Weighted average common shares used to compute net loss per share, basic and diluted	14,616	10,354	4,248

Condensed Balance Sheets

(in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$9,862	$10,943
Accounts receivable, net of allowance for doubtful accounts of $19 at both March 31, 2020 and December 31, 2019	1,352	1,458
Inventories	3,875	3,912
Prepaid expenses and other current assets	1,024	311
Total current assets	16,113	16,624

Right of use asset	4,663	4,856
Property and equipment, net	1,387	1,661
Other assets	637	684
Total assets	$22,800	$23,825

Liabilities and stockholders' equity

Current liabilities:
Accounts payable	$1,385	$663
Accrued compensation	1,306	1,782
Accrued expenses and other current liabilities	695	654
Leasehold liability	743	722
Borrowings	9,365	8,967
Preferred stock dividends payable	967	-
Total current liabilities	14,461	12,788

Leasehold liability	3,921	4,135
Other long-term liabilities	10	7
Total liabilities	18,392	16,930

Stockholders' equity:
Convertible preferred stock, par value $0.001	-	-
Common stock, par value $0.001	17	10
Additional paid-in capital	358,577	355,220
Accumulated deficit	(354,186)	(348,335)
Total stockholders' equity	4,408	6,895
Total liabilities and stockholders' equity	$22,800	$23,825

Reconciliation of Adjusted EBITDA to Net loss and comprehensive loss

(in thousands) (unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019

Net loss and comprehensive loss	$(5,851)	$(5,121)	$(5,055)
Add: Interest expense, net	368	343	268
Add: Other expense (income), net	4	(233)	(240)
Add: Stock-based compensation	451	559	493
Add: Certain inventory charges	-	92	-
Add: Certain depreciation and amortization charges	225	236	200
Adjusted EBITDA	$(4,803)	$(4,124)	$(4,334)